Exhibit 99.1

Dataram Corporation Announces 1-for-3 Reverse Stock Split

-	Implemented to raise the per share trading price of Dataram’s common stock to regain compliance with the $1.00 per share minimum bid price requirement

PRINCETON, N.J., July 8, 2016 – Dataram Corporation (NASDAQ: DRAM), today announced the Company has approved a 1 for 3 reverse split. The Reverse Stock Split will be effective with The NASDAQ Capital Market (“NASDAQ”) at the open of business on July 11, 2016. The par value and other terms of Company’s common stock were not affected by the Reverse Stock Split. Dataram’s common stock will begin trading on The NASDAQ Capital Market on a split-adjusted basis when the market opens on Monday, July 11, 2016

The purpose of the reverse stock split is to raise the per share trading price of Dataram’s common stock to regain compliance with the $1.00 per share minimum bid price requirement for continued listing on The NASDAQ Capital Market. As previously disclosed, in order to maintain its listing on The NASDAQ Capital Market, on or before July 25, 2016, the common stock must have a minimum closing bid price of $1.00 per share for a minimum of 10 prior consecutive trading days. There can be no assurance that the reverse stock split will have the desired effect of raising the closing bid price of Dataram’s common stock prior to such date to meet this requirement. The common stock will continue to be reported on the NASDAQ Capital Market under the symbol “DRAM,” and the new CUSIP number for the company’s common stock following the reverse stock split is 238108 401.

The Company's stockholders voted at the annual stockholders meeting held on December 3, 2015, to grant the Board of Directors the authority, in its sole direction, to effect a reverse stock split of the Company’s issued and outstanding common stock by a ratio of not less than one-for-two and not more than one-for-ten at any time prior to December 3, 2016. The Board of Directors has determined to fix the ratio for the reverse stock split at 1-for-3.

At the effective time of the reverse stock split, every three shares of Dataram’s issued and outstanding common stock will be converted automatically into one issued and outstanding share of common stock, without any change in par value. The reverse stock split will reduce the number of shares of Dataram’s common stock outstanding from approximately 7.5 million to approximately 2.5 million. In addition, the reverse stock split will effect a proportionate adjustment to the per share exercise price and the number of shares issuable upon the exercise or settlement of all outstanding options and warrants to purchase or acquire shares of Dataram’s common stock, and the number of shares reserved for issuance pursuant to Dataram’s existing equity incentive compensation plans were reduced proportionately. The reverse split also effected a proportionate adjustment to the conversion price and number of shares of common stock issuable upon the conversion of all outstanding shares of convertible preferred stock. The number of authorized shares of the company’s common and preferred stock was not affected by the reverse stock split.

No fractional shares will be issued as a result of the reverse stock split, and stockholders who otherwise would be entitled to a fractional share will receive, in lieu thereof, a cash payment based on the closing sale price of the Dataram’s common stock as reported today on the NASDAQ Capital Market. The Company’s transfer agent, Equity Stock Transfer LLC, is acting as exchange agent for the Reverse Stock Split. Equity Stock Transfer will provide instructions to stockholders of record regarding the process for exchanging shares.

About Dataram Corporation

Dataram is an independent manufacturer of memory products and provider of performance solutions that increase the performance and extend the useful life of servers, workstations, desktops and laptops sold by leading manufacturers such as Dell, Cisco, Fujitsu, HP, IBM, Lenovo and Oracle. Dataram's memory products and solutions are sold worldwide to OEMs, distributors, value-added resellers and end users. Additionally, Dataram manufactures and markets a line of Intel Approved memory products for sale to manufacturers and assemblers of embedded and original equipment. 70 Fortune 100 companies are powered by Dataram. Founded in 1967, the Company is a US based manufacturer, with presence in the United States, Europe and Asia. For more information about Dataram, visit www.dataram.com.

Safe Harbor

Matters discussed in this press release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this press release, the words "anticipate," "believe," "estimate," "may," "intend," "expect" and similar expressions identify such forward-looking statements. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained herein. These forward-looking statements are based largely on the expectations of the Company and are subject to a number of risks and uncertainties. These risks include, but are not limited to, risks and uncertainties associated with the impact of economic, competitive and other factors affecting the Company and its operations, markets, products, changes in the price of memory chips, changes in the demand for memory systems, increased competition in the memory systems industry, order cancellations, delays in developing and commercializing new products, risks related to the Company’s previously announced acquisition target, U.S. Gold Corp., faced by junior exploration companies generally engaged in pre-production activities; maintenance of important business relationships; and other factors described in the Company's most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, including the Risk Factors with respect to U.S. Gold contained in the Current Report on Form 8-K filed on June 13, 2016, filed with the Securities and Exchange Commission, which can be reviewed at www.sec.gov.  The Company has based these forward-looking statements on its current expectations and assumptions about future events.  While management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory, and other risks, contingencies, and uncertainties, most of which are difficult to predict and many of which are beyond the Company's control.  The Company does not assume any obligations to update any of these forward-looking statements.

For additional information, please contact:

Robert Haag
Managing Director
IRTH Communications

866-976-4784
DRAM@irthcommunications.com

Dataram Contact:

Jeffrey Goldenbaum
Director, Marketing

609-799-0071
info@dataram.com